Exhibit 99.1

StoneMor Partners L.P. Announces Improved First Quarter 2010 Results

Levittown, PA, May 10, 2010 – StoneMor Partners L.P. (NASDAQ: STON) announced its results of operations and various critical financial measures (non-GAAP) today for the three months ended March 31, 2010. Measures released include both GAAP measures as provided for in our quarterly financial statements and other financial measures that we believe help to understand our results of operations, financial position and decision making process:

Critical financial measures (non-GAAP):

	Three months ended March 31,
	2010	2009
	(In thousands)

Adjusted operating profit (a)	$11,564	$8,385
Total value of cemetery contracts written, funeral home revenues and investment and other income (a)	56,094	53,353
Adjusted operating cash generated (a)	10,217	9,281
Distributable free cash flow (a)	10,819	9,537

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Financial measures (GAAP):

	Three months ended March 31,
	2010	2009
	(In thousands)

Operating cash flows	$4,029	$3,210
Operating profit	1,411	1,991
Total revenues	40,671	42,598
Net income (loss)	22,035	(865)

Overview

Our non-GAAP critical financial measures improved during the three months ended March 31, 2010 as compared to the same period last year. We increased production, increased adjusted operating profit and profit margin, and generated more adjusted operating cash and distributable free cash flow.

GAAP revenues and operating profits were tempered by the continued buildup in deferred revenue. The increase in deferred revenues net of deferred expenses was close to $4 million greater in the three months ended March 31, 2010 as compared to the same period last year. This caused an overall decline in both GAAP revenues recognized and operating profit. As we have discussed before, this deferral does not impact the essential economics of our business nor our ability to make distributions and represents additional revenue which should increase future cash flow. GAAP net income was mostly affected by a gain recorded from an acquisition. The total currently reported gain, which is subject to change as more information becomes available to us, was approximately $23.3 million.

Acquisition

On March 30, 2010, we completed our acquisition of nine cemeteries in Michigan for an aggregate price of approximately $14.0 million in cash, subject to various post-closing adjustments. This acquisition is consistent with our growth strategy and provides for further utilization of our national operating platform. These properties are expected to contribute approximately $9.0 million to the value of contracts written and $13.0 million in production-based revenue during their first full year of operation. Although there is no assurance of future performance or increased distributions to unit holders, historically, we have been able to improve revenues and operating profits of acquired properties, and our prior acquisitions have contributed to increases in distributions to our unit holders.

We are still in the process of completing the purchase of eight cemeteries and five funeral homes. This transaction is expected to close prior to May 31, 2010.

Recent Events

On May 4, 2010, we entered into an amendment to our credit agreements with our banks and Noteholders wherein our leverage ratio was increased from 4.00 to 1 to 4.15 to 1 through June 30, 2010 and from 3.75 to 1 to 4.00 to 1 through September 30, 2010. The banks and noteholders agreed with the Company that the short term additional flexibility was needed to build the Company’s recent and near term future acquisitions.

We are also in the process of adding an additional $15.25 million to the Company’s working capital and acquisition lines of credit, increasing the total under these lines from $80.0 million to $95.25 million. Although there is no guarantee, we expect to complete this transaction in the near future. Upon the expected completion of this transaction, it is still possible for the Company to receive additional commitments of $5.0 million as the maximum allowable under these facilities is $100.0 million.

Reference is made to a Form 8-K filed by us on May 5, 2010 relating to the potential acquisition, subject to certain conditions, of eight cemeteries and five funeral homes in Indiana, Michigan and Ohio

Financial Results

Production Based Revenue

We have presented as a critical financial measure production-based revenue because we believe it is the best measure of revenues generated during a period and is the measure used by our senior management in evaluating periodic results.

The table below details the components of production based revenue for the three months ended March 31, 2010 and 2009 and reconciles them to GAAP revenues.

	Three months ended March 31,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2010	2009
	(In thousands)

Value of pre-need cemetery contracts written	26,523	23,142	3,381	14.6%
Value of at-need cemetery contracts written	15,215	16,601	(1,386)	-8.3%
Investment income from trusts	6,377	5,249	1,128	21.5%
Interest income	1,550	1,505	45	3.0%
Funeral home revenues	6,040	6,336	(296)	-4.7%
Other cemetery revenues	389	520	(131)	-25.2%

Total	$56,094	$53,353	$2,741	5.1%

Less:

Increase in deferred sales revenue and investment income	15,423	10,755	$4,668	43.4%

Total GAAP revenues	$40,671	$42,598	$(1,927)	-4.5%

While GAAP revenues declined by $1.9 million, or 4.5%, to $40.7 million during the three months ended March 31, 2010, production based revenue increased by $2.7 million, or 5.1%, to $56.1 million. A good deal of this increase was due to the continuing trend of increases in the value of pre-need contracts written which value increased by $3.4 million, or 14.6%, to $26.5 million during the three months ended March 31, 2010.

Adjusted Operating Profit and Profit Margin

During a period of growth, operating profits as defined by GAAP will tend to lag adjusted operating profits because accounting rules require the deferral of all revenues and a portion of the costs associated with these revenues until such time that merchandise is delivered or services are performed. This creates a non-cash liability on our financial statements and delays the recognition of revenues and profit. Adjusted operating profits ignore these delays and present results based upon economic performance. Over time, operating profits and adjusted operating profits should ultimately match.

The table below presents adjusted operating profits and reconciles this amount to GAAP operating profits for the three months ended March 31, 2010:

	Three months ended March 31,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2010	2009
	(In thousands)

Operating profit	$1,411	$1,991

Increase (decrease) in applicable deferred revenues	15,423	10,755

(Increase) decrease in deferred cost of goods sold and selling and obtaining costs	(5,270)	(4,361)

Adjusted operating profit	$11,564	$8,385	$3,179	37.9%

Adjusted operating profit margin (a)	20.6%	15.7%		31.2%

(a)	Based upon the ratio of adjusted operating profits to production based revenues.

Adjusted operating profits increased by $3.2 million, or 37.9%, to $11.6 million during the three months ended March 31, 2010. This increase was caused by the previously discussed increase in production based revenue ($2.7 million) complemented by a $0.5 million decrease in costs. The ratio of adjusted operating profit to production based revenue improved to 20.6% during the three months ended March 31, 2010 as compared to 15.7% during the same period last year.

Adjusted Operating Cash Flows and Distributable Free Cash Flow

We define adjusted operating cash flows as operating cash flows plus or (minus):

•	Net inflows (outflows) to our merchandise trust.

•	Increases (decreases) in accounts receivable and other cash flow timing differences.

We define distributable free cash flow as adjusted operating cash flow plus or (minus):

•	Acquisition related costs.

•	(Maintenance capital expenditures).

•	Other investing cash inflows (outflows).

When determining partner distributions we consider current and future projections of operating cash flows, adjusted operating cash flows and distributable free cash flows. Distributions in excess of operating cash flows but less than adjusted operating cash flows and distributable free cash flows takes into consideration the fact that ultimate cash flows generated are temporarily tied up either in trust or in cash flow timing changes and represents a business decision on our part to not delay partner distributions until such time that these issues have settled.

The table below adjusts operating cash flows to adjusted operating cash flows and ultimately to distributable free cash flows for the three months ended March 31, 2010 and 2009:

	Three months ended March 31,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2010	2009
	(In thousands)

Operating cash flows	$4,029	$3,210

Add: net cash inflows into the merchandise trust	4,026	1,462
Add: net increase in accounts receivable	6,141	4,433
Add (subtract): net decrease (increase) in merchandise liabilities	(377)	(1,228)
Add (deduct): net decrease (increase) in accounts payable and accrued expenses (a)	(2,669)	2,771
Other float related changes	(933)	(1,368)

Adjusted operating cash generated	10,217	9,281	$936	10.1%

Less: maintenance capital expenditures	(388)	(376)
Plus: Acquisition related costs paid (b)	990	157
Less (plus): other investing cash flow items (c)	—	475

Distributable free cash flow generated	10,819	9,537	$1,282	13.4%

Partner distributions made	$7,653	$6,813

(a)	The 2010 increase in accounts payable is primarily related to accrued interest that was not contractually due to be paid as of March 31, 2010.
(b)	We maintain an acquisition line of credit from which to make acquisitions and pay acquisition related costs. We utilize this line for these costs. Accordingly, distributable free cash flow is not negatively impacted by amounts spent on acquisitions that are recorded as expenses.
(c)	Represents proceeds from the divestiture of a funeral home.

Adjusted operating cash generated increased by $0.9 million, or 10.1%, to $10.2 million during the three months ended March 31, 2010. Distributable free cash flow generated increased by $1.3 million, or 13.4%, to $10.8 million during the three months ended March 31, 2010. Both adjusted operating cash generated and distributable free cash flow generated exceeded partner distributions during the three months ended March 31, 2010.

Discussion of GAAP Results

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Revenues

Revenues declined by $1.9 million, or 4.5%, to $40.7 million during the three months ended March 31, 2010. The decrease was primarily related to a $3.4 million decline in at-need cemetery revenues recognized, which was in turn related to both a decrease in the value of contracts written ($1.4 million) and an increase in revenue deferred during the period ($2.0 million). This was offset by a $2.4 million increase in pre-need cemetery revenues recognized, which was attributable to an increase in the value of contracts written $3.4 million offset by an increase in revenues deferred during the period.

Operating Profit

Operating profit declined by $0.6 million, or 29.1%, to $1.4 million during the three months ended March 31, 2010. The decrease was primarily related to the $1.9 million decrease in revenues offset by a $1.3 million decrease in costs and expenses. The decrease in costs and expenses primarily related to a decrease in acquisition related costs ($0.6 million), unit based compensation ($0.2 million) and other relatively small net changes.

Net Income (Loss)

We had net income of approximately $22.0 million during the three months ended March 31, 2010 as compared to a net loss of $0.8 million during the same period last year.

The increase was primarily caused by a $23.3 million gain recognized on our March 30, 2010 acquisition of nine cemeteries. GAAP accounting rules require that we mark all assets acquired and liabilities assumed via an acquisition to fair value and then record as goodwill the excess of consideration paid over the fair value of net assets acquired or as a gain the excess of the fair value of net assets acquired over the consideration paid. We paid approximately $14.0 million for the acquisition. Our preliminary estimate of the fair value of net assets acquired was approximately $37.3 million, resulting in the $23.3 million gain. This gain was recorded based upon information available to us as of the reporting date. We expect that further information will become available to us over the course of the next year which might in turn impact this preliminary estimate of the gain.

A secondary factor contributing to first quarter 2010 net income was a change in the fair value of our interest rate swaps. The liability for this declined to $1.0 million as of March 31, 2010 as compared to $2.7 million as of December 31, 2009, resulting in a $1.7 million first quarter 2010 gain.

Lastly, net income was also impacted by the aforementioned $1.4 million operating profit and approximately $4.9 million in interest expense.

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred cemetery revenues and investment income;

•	less deferred selling and obtaining costs.

Backlog does not include deferred unrealized gains and losses on merchandise trust assets.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At March 31, 2010 our backlog was $266.5 million. This is an increase of $30.0 million from $236.5 million at December 31, 2009. $18.3 million of this increase was related to our March 30th acquisition, while the remainder was related to ongoing operations. This build up in backlog will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services

Investor Conference Call

An investors’ conference call to review the first quarter 2010 results (which will be released before this call) will be held on Monday, May 10, 2010, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 920-2977. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. Eastern Time on May 24, 2010. The reservation number for the audio replay is as follows: 21467591. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 244 cemeteries and 58 funeral homes in 26 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the decline in the fair value of certain equity and debt securities held in the company’s merchandise trust; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets in September 2006; and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

Production Based Revenue

We present production based revenue because management believes it provides for a useful measure of both the value of contracts written and investment and other income generated during a given period and is a critical component of adjusted operating profit.

Production based revenue is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Cash Generated

We present adjusted operating cash generated revenue because management believes it provides for a useful measure of the amount of cash generated that is available to make capital expenditures and partner distribution once all cash flow timing issues have been settled.

Adjusted operating cash generated is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,079	$13,479
Accounts receivable, net of allowance	38,710	37,113
Prepaid expenses	2,676	3,531
Other current assets	4,783	4,502

Total current assets	59,248	58,625

Long-term accounts receivable - net of allowance	54,851	48,015
Cemetery property	266,865	235,357
Property and equipment, net of accumulated depreciation	57,169	52,265
Merchandise trusts, restricted, at fair value	261,926	203,885
Perpetual care trusts, restricted, at fair value	220,332	196,295
Deferred financing costs - net of accumulated amortization	11,402	12,020
Deferred selling and obtaining costs	53,091	49,782
Deferred tax assets	487	451
Other assets	2,072	2,194

Total assets	$987,443	$858,889

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$21,843	$26,574
Accrued interest	5,731	1,829
Current portion, long-term debt	271	378

Total current liabilities	27,845	28,781

Other long-term liabilities	2,900	2,912
Fair value of interest rate swap	1,010	2,681
Long-term debt	201,054	182,821
Deferred cemetery revenues, net	298,447	258,978
Deferred tax liabilities	12,993	5,290
Merchandise liability	89,339	65,883
Perpetual care trust corpus	220,332	196,295

Total liabilities	853,920	743,641

Partners’ capital
General partner	2,174	1,904
Common partner	131,350	113,344

Total partners’ capital	133,524	115,248

Total liabilities and partners’ capital	$987,443	$858,889

See accompanying notes to the Consolidated Financial Statements on the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2010.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended March 31,
	2010	2009
Revenues:
Cemetery
Merchandise	$18,795	$19,276
Services	7,991	9,238
Investment and other	8,007	7,816
Funeral home
Merchandise	2,499	2,609
Services	3,378	3,659

Total revenues	40,671	42,598

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,087	1,005
Merchandise	3,345	3,795
Cemetery expense	9,247	9,439
Selling expense	7,616	7,826
General and administrative expense	5,598	5,479
Corporate overhead (including $175 and $374 in unit-based compensation for the three months ended March 31, 2010 and 2009	5,089	5,366
Depreciation and amortization	1,858	1,310
Funeral home expense
Merchandise	913	967
Services	2,088	2,406
Other	1,430	1,428
Acquisition related costs	990	1,586

Total cost and expenses	39,260	40,607

Operating profit	1,411	1,991

Other income and expense
Gain on sale of funeral homes	—	475
Gain on acquisition	23,312	—
Increase in fair value of interest rate swap	1,671	—

Interest expense	4,859	3,169

Income before income taxes	21,535	(703)

Income taxes:
State	28	162
Federal	(528)	—

Total income taxes	(500)	162

Net income (loss)	$22,035	$(865)

General partner’s interest in net income (loss) for the period	$441	$(17)

Limited partners’ interest in net income (loss) for the period
Common	$21,594	$(697)
Subordinated	$—	$(151)

Net income per limited partner unit (basic and diluted)	$1.61	$(.07)

Weighted average number of limited partners’ units outstanding (basic and diluted) (in thousands)	13,385	11,891

See accompanying notes to the Consolidated Financial Statements on the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2010.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	For the three months ended March 31,
	2010	2009
Operating activities:
Net income (loss)	$22,035	$(865)
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	1,471	1,184
Depreciation and amortization	1,858	1,310
Unit-based compensation	175	374
Accretion of debt discount	82	—
Previously capitalized acquisition costs	—	1,365
Previously capitalized financing fees	—	—
Gain on sale of funeral home	—	(475)
Increase in value of interest rate swap	(1,671)	—
Gain on acquisition	(23,312)	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(6,789)	(5,670)
Allowance for doubtful accounts	648	1,237
Merchandise trust fund	(4,026)	(1,462)
Prepaid expenses	855	1,011
Other current assets	(41)	513
Other assets	119	(156)
Accounts payable and accrued and other liabilities	2,669	(2,771)
Deferred selling and obtaining costs	(3,309)	(2,560)
Deferred cemetery revenue	13,460	8,947
Deferred taxes (net)	(571)	—
Merchandise liability	377	1,228

Net cash provided by operating activities	4,029	3,210

Investing activities:
Additions to cemetery property	(415)	(1,031)
Purchase of subsidiaries, net of common units issued	(14,015)	—
Divestiture of funeral home	—	475
Additions of property and equipment	(388)	(376)

Net cash used in investing activities	(14,818)	(932)

Financing activities:
Cash distribution	(7,653)	(6,813)
Additional borrowings on long-term debt	18,200	8,815
Repayments of long-term debt	(157)	(556)
General partner contribution	68	—
Cost of financing activities	(69)	(385)

Net cash provided by (used in) financing activities	10,389	1,061

Net increase (decrease) in cash and cash equivalents	(400)	3,339
Cash and cash equivalents - Beginning of period	13,479	7,068

Cash and cash equivalents - End of period	$13,079	$10,407

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$957	$3,177

Cash paid during the period for income taxes	$181	$280

See accompanying notes to the Consolidated Financial Statements on the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2010.